Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to the Agreement and Plan of Merger (this “Amendment”) is effective as of December 29, 2020.

WHEREAS, Net Element, Inc., a Delaware corporation (“Parent”), Mullen Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Mullen Technologies, Inc., a California corporation (the “Company”), are parties to that certain Agreement and Plan of Merger, dated as of August 4, 2020 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 8.01(b) of the Agreement provides that the Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company and/or the stockholders of Parent, by either Parent or the Company if the Merger Effective Time shall not have occurred on or before December 31, 2020 (the “Outside Date”).

WHEREAS, the Parties wish to extend the Outside Date subject to the terms detailed herein;

WHEREAS, Section 8.03 of the Agreement permits the Agreement to be amended by amendment in writing signed by Parent, Merger Sub and the Company.

WHEREAS, each of the Parent Board, the Merger Sub Board and the board of directors of the Company has approved and adopted this Amendment.

NOW THEREFORE, in consideration of the mutual covenants contained herein, Parent, Merger Sub and the Company hereby agree that the Agreement shall be amended as follows:

1.     Recitals. All of the recitals contained herein are true and correct and are incorporated herein by this reference.

2.     Amendments.

(a)     Subsection (b) of Section 8.01 of the Agreement is hereby amended and restated in its entirety as follows:

“(b) by either Parent or the Company if the Merger Effective Time shall not have occurred on or before March 31, 2021; or”

(b)     New Section 2.01(f) of the Agreement is hereby added, to immediately follow Section 2.01(e), as follows:

“(f) If the Registration Statement (with the Proxy Statement included as part of the prospectus) is not filed with U.S. Securities and Exchange Commission (the “SEC”) on or prior January 15, 2021, then the Company agrees to pay an agreed sum of $13,333.00 per day (the “Late Fee”) until the said Registration Statement (with the Proxy Statement included as part of the prospectus) is filed with the SEC. All accumulated Late Fees shall be due and payable by the Company on the 5th day of each calendar month commencing February 5, 2021 and on the 5th day of each month thereafter until the above-refenced filing has occurred.

(c)     The addresses for notices in Section 9.02 are hereby amended and restated in their entirety as follows:

“if to Parent:

Net Element, Inc.

3363 NE 163rd St., Suite 606

North Miami Beach, Florida 33160
Attention: Oleg Firer, CEO and Steven Wolberg, Chief Legal Officer
Email: ofirer@netelement.com and swolberg@netelement.com

if to the Company:

Mullen Technologies, Inc.
1405 Pioneer Street

Brea, California 92821

Attention: David Michery, CEO
Email: david@mullenusa.com”

3.     Limited Effect. Except as expressly amended and modified by this Amendment, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

4.     Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with and governed by the internal laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

5.     Counterparts. This Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Amendment.

[Signatures are on next page.]

IN WITNESS WHEREOF, the parties to this Amendment have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first set forth above.

MULLEN TECHNOLOGIES, INC.

By:	/s/ David Michery
Name: David Michery Title: Chief Executive Officer

NET ELEMENT, INC.

By:	/s/ Oleg Firer
Name: Oleg Firer Title: Chief Executive Officer

MULLEN ACQUISITION, INC.

By:	/s/ Oleg Firer
Name: Oleg Firer Title: President